CKE RESTAURANTS, INC. AND SUBSIDIARIES
LIST OF SUBSIDIARIES

Set forth below is a list of the Registrant’s subsidiaries as of January 28, 2002:

	Jurisdiction of Organization	Control by
Name of Subsidiary		Registrant	Subsidiary

Carl Karcher Enterprises, Inc.	California	100%
Boston Pacific, Inc.	California	100%
Hardee’s Food Systems, Inc.	North Carolina	100%
Flagstar Enterprises, Inc.	Alabama	100%
Spardee’s Realty, Inc.	Alabama		100%
HED Inc.	North Carolina		100%
Burger Chef Systems, Inc.	North Carolina		100%
Hardee’s LTD, Fribourg	Switzerland		98%
Hardee’s REIT I	Delaware		100%
Hardee’s REIT II	Delaware		100%
CKE REIT I, Inc	Delaware	100%
CKE REIT, II, Inc.	Delaware	100%
Carl’s Jr. Region VIII, Inc.	Delaware		100%
Aeroway, LLC	California	100%
Santa Barbara Restaurant Group, Inc.	Delaware	100%
Green Burrito, Inc.	California		100%
La Salsa, Inc.	Delaware		100%
Timber Lodge Steakhouse, Inc.	Minnesota		100%
GB Franchise Corporation	California		100%
La Salsa of Nevada, Inc.	Nevada		100%
La Salsa Franchise, Inc.	California		100%
			100%